Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… October 18, 2019 News Release

STATE STREET REPORTS THIRD-QUARTER 2019 EPS OF $1.42 PER SHARE; $1.51 PER SHARE EXCLUDING NOTABLE ITEMS(a)
EXPENSE SAVINGS PROGRAM EXPECTED TO ACHIEVE $400 MILLION TARGET IN 2019 WITH $275 MILLION OF SAVINGS REALIZED YEAR-TO-DATE
NEW INVESTMENT SERVICING WINS TOTAL $1 TRILLION DURING QUARTER AND CONTINUED STRONG FRONT-TO-BACK PIPELINE
RETURNED APPROXIMATELY $690 MILLION OF CAPITAL TO SHAREHOLDERS IN SHARE REPURCHASES AND DIVIDENDS

                                                                                                                                                                                      Ron O'Hanley, President and Chief Executive Officer: "We are encouraged by the continued stabilization in servicing fees seen in the third quarter and believe the actions we've taken to date, including the upgrade of our client coverage program, improved client service results, and strengthened pricing discipline are having an impact. Despite an uncertain revenue environment, we saw sequential fee revenue growth in FX trading services in our Global Markets business and strong NII. Our strong performance under the 2019 CCAR stress test allowed us to increase our quarterly dividend by 11% from 2Q19 and boost our total capital return to shareholders. While our pre-tax margin and return on equity fell short of medium-term targets, we remain committed to our 2019 expense program and the expected realization of $400 million in savings by year end and are laser-focused on improving our financial performance by implementing additional ways to reignite revenue growth and generate additional expense reductions going forward."

FINANCIAL HIGHLIGHTS

(Table presents summary results, $ millions, except per share amounts, or where otherwise noted)	3Q19	2Q19	3Q18	% QoQ		% YoY
Income Statement:
Total fee revenue	$2,259	$2,260	$2,318	—%		(2.5)%
Net interest income	644	613	672	5.1		(4.2)
Total revenue	2,903	2,873	2,989	1.0		(2.9)
Total expenses	2,180	2,154	2,091	1.2		4.3
Net income	583	587	764	(0.7)		(23.7)

Earnings per common share:
Diluted earnings per share	$1.42	$1.42	$1.87	—%		(24.1)%

Financial ratios and other metrics:
Return on average common equity	9.7%	10.1%	14.0%	(40)	bps	(430)	bps
Pre-tax margin	24.8	25.0	29.9	(20)		(510)
Average total assets ($ billions)	$223	$222	$221	0.8%		0.9%
Average total deposits ($ billions)	157	157	160	0.4		(1.5)
AUC/A ($ billions)	32,899	32,754	33,996	0.4		(3.2)
AUM ($ billions)	2,953	2,918	2,810	1.2		5.1

(a) See 3Q19 Highlights in this News Release for a listing of notable items. Results excluding notable items are a non-GAAP presentation. Please refer to the Addendum included with this News Release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617/664-3477          Media Contact: Marc Hazelton +1 617/513-9439

3Q19 HIGHLIGHTS
(all comparisons are to 3Q18, unless otherwise noted)

AUC/A and AUM

•	Investment Servicing AUC/A as of quarter-end decreased 3% primarily due to a previously announced client transition, partially offset by higher end of period fixed income market levels.

•	Investment Management AUM as of quarter-end increased 5% due to higher end of period market levels and net inflows of $59 billion, driven by institutional, cash and ETF inflows.

New Business

•	Investment Servicing mandates announced in 3Q19 totaled $1.0 trillion with quarter-end servicing assets remaining to be installed in future periods of $1.2 trillion.

•	Investment Management net inflows in 3Q19 of $13 billion driven by cash and ETF inflows.

Revenues

•	Fee revenue decreased 3% reflecting lower servicing and management revenues, partially offset by CRD:

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Compared to 2Q19, fee revenue was flat reflecting higher servicing fees up 2%, management fees up 1%, and foreign exchange trading services revenues up 4%, offset by lower processing fees and seasonally lower securities finance revenue.

◦	On a standalone basis, CRD generated $85 million in 3Q19 fee revenues(b).

•	Net interest income (NII) decreased 4% primarily due to lower long-end rates and MBS premium amortization, as well as mix shift away from non-interest bearing deposits.

•	Compared to 2Q19, NII increased 5% primarily driven by episodic market-related benefits, higher client repo activity, and active deposit management, partially offset by lower long-end rates.

Notable Items

(Dollars in millions, except EPS amounts)	3Q19	2Q19	3Q18
Acquisition and restructuring costs (net)	$27	$12	$—
Legal and related costs	18	—	—
Total notable items (pre-tax)	$45	$12	$—

EPS impact	$(0.09)	$(0.03)	$—

(b) See In This News Release for an explanation and reconciliation of CRD standalone and consolidated revenues and expenses.

Expenses

•	Total expenses were up 4%, primarily reflecting the impact of CRD expenses and 3Q19 notable items:

◦	Excluding CRD expenses and notable items, total expenses were down 1% compared to 3Q18.

◦	Expense savings program announced in January 2019 achieved $275 million total savings year-to-date through resource discipline, process re-engineering and automation benefits.

◦	Savings from expense programs exceeded business investments in technology infrastructure.

•	Total headcount increased 1%, driven by the impact of CRD, or down 2% excluding CRD, compared to 3Q18, primarily driven by productivity savings.

◦	3Q19 saw the third sequential decline in total headcount, while strengthening client service through quality initiatives and automation.

◦	Year-to-date higher-cost location headcount reductions totaled over 2,700, exceeding the original target of 1,500 for FY 2019.

Capital

•	Returned approximately $690 million(c) to shareholders in 3Q19, consisting of $500 million in common share repurchases and approximately $190 million in common share dividends.

◦	Declared 3Q19 quarterly common share dividend of $0.52 per share, an increase of 11% from the 2Q19 dividend.

•	Estimated standardized Common Equity Tier 1 (CET1) of 11.3%, Tier 1 Leverage ratio of 7.4% and Supplementary Leverage Ratio (SLR) of 6.6% at quarter-end.

(c) Based on a capital return of $690 million and net income available to common shareholders for the quarter ended September 30, 2019, of $528 million, our total payout ratio was 131%.

MARKET DATA, AUC/A AND AUM
The tables below provide a summary of selected financial information, market indices and foreign exchange rates for the periods indicated as well as industry flow data for the indicated time periods.

(Dollars in billions, except market indices and foreign exchange rates)	3Q19	2Q19	3Q18	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1) (2)	$32,899	$32,754	$33,996	0.4%	(3.2)%
Assets under Management (AUM)(2)	2,953	2,918	$2,810	1.2	5.1

Market Indices:(3)
S&P 500 daily average	2,958	2,882	2,850	2.6	3.8
S&P 500 EOP	2,977	2,942	2,914	1.2	2.2
MSCI EAFE daily average	1,882	1,888	1,964	(0.3)	(4.2)
MSCI EAFE EOP	1,889	1,922	1,974	(1.7)	(4.3)
MSCI Emerging Markets daily average	1,014	1,045	1,054	(3.0)	(3.8)
MSCI Emerging Markets EOP	1,001	1,055	1,048	(5.1)	(4.5)
Barclays Capital Global Aggregate Bond Index EOP	509	506	473	0.6	7.6
Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	6.9	6.1	7.5	13.1	(8.0)
JPM Emerging Market Volatility Index daily average	8.1	8.4	11.2	(3.6)	(27.7)

Average Foreign Exchange Rate:
Euro vs. USD	1.112	1.123	1.163	(1.0)	(4.4)
GBP vs. USD	1.233	1.285	1.303	(4.0)	(5.4)
(1) Includes assets under custody of $25,078 billion, $24,771 billion and $25,300 billion, as of 3Q19, 2Q19, and 3Q18, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

(Dollars in billions)	3Q19	2Q19	1Q19	4Q18	3Q18	2Q18	1Q18
North America - ICI Market Data:(1)
Long Term Funds	$(52.2)	$(39.7)	$41.7	$(308.8)	$(50.4)	$(28.3)	$38.0
Money Market	224.5	137.0	54.0	187.9	35.8	(51.7)	(52.2)
ETF	90.6	65.4	45.8	105.0	87.2	55.8	62.8
Total ICI Flows	$262.9	$162.7	$141.5	$(15.9)	$72.6	$(24.2)	$48.6

Europe - Broadridge Market Data:(2)
Long Term Funds	$53.6	$27.5	$5.7	$(171.4)	$(16.2)	$(24.9)	$160.5
Money Market	78.1	1.6	(9.0)	62.4	(21.9)	(17.8)	(10.3)
Total Broadridge Flows	$131.7	$29.1	$(3.3)	$(109.0)	$(38.1)	$(42.7)	$150.2
(1) Industry data is provided for illustrative purposes only and is not intended to reflect the Company's or its clients' activity.
(2) 3Q19 data is on a rolling 3 month basis and includes June through August 2019 for EMEA (Copyright 2019 Broadridge Financial Solutions, Inc.)

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	3Q19	2Q19	3Q18	% QoQ	% YoY
Assets Under Custody and/or Administration
By Product Classification:
Mutual funds	$8,687	$8,645	$8,717	0.5%	(0.3)%
Collective funds, including ETFs	9,224	9,272	9,646	(0.5)	(4.4)
Pension products	6,817	6,542	6,807	4.2	0.1
Insurance and other products	8,171	8,295	8,826	(1.5)	(7.4)
Total Assets Under Custody and/or Administration	$32,899	$32,754	$33,996	0.4	(3.2)
By Financial Instrument:
Equities	$18,243	$18,504	$20,070	(1.4)	(9.1)
Fixed-income	10,413	10,089	10,018	3.2	3.9
Short-term and other investments	4,243	4,161	3,908	2.0	8.6
Total Assets Under Custody and/or Administration	$32,899	$32,754	$33,996	0.4	(3.2)

INVESTMENT MANAGEMENT AUM
The following table presents 3Q19 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total

Beginning balance as of June 30, 2019(2)	$1,841	$450	$319	$155	$153	$2,918

Long-term institutional flows, net(3)	(13)	(5)	2	—	2	(14)
ETF flows, net	3	3	(1)	—	7	12
Cash fund flows, net	—	—	15	—	—	15
Total flows, net	$(10)	$(2)	$16	$—	$9	$13

Market appreciation/(depreciation)	11	14	2	3	10	40
Foreign exchange impact	(11)	(3)	(1)	(1)	(2)	(18)
Total market/foreign exchange impact	$—	$11	$1	$2	$8	$22

Ending balance as of September 30, 2019	$1,831	$459	$336	$157	$170	$2,953
(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold Shares ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.
(2) 2Q19 has been revised to reflect a reclassification of $14 billion in assets from Passive equity to Passive alternative assets.
(3) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	3Q19	2Q19	3Q18	% QoQ		% YoY
Servicing fees	$1,272	$1,252	$1,333	1.6%		(4.6)%
Management fees	445	441	474	0.9		(6.1)
Foreign exchange trading services	284	273	288	4.0		(1.4)
Securities finance revenue	116	126	128	(7.9)		(9.4)
Processing fees and other revenue	142	168	95	(15.5)		nm
Total fee revenue	$2,259	$2,260	$2,318	—		(2.5)

Net interest income	644	613	672	5.1		(4.2)
Gains (losses) related to investment securities, net	—	—	(1)	nm		nm
Total Revenue	$2,903	$2,873	$2,989	1.0		(2.9)

Net interest margin (FTE)(d)	1.42%	1.38%	1.48%	4	bps	(6)	bps

Servicing fees decreased 5% compared to 3Q18 driven by the impact of challenging industry conditions including fee pressure. Servicing fees were up 2% compared to 2Q19 primarily due to higher average market levels and net new business.

Management fees decreased 6% compared to 3Q18 primarily reflecting the run rate impact of late 2018 outflows and mix changes away from higher fee products, partially offset by higher average U.S. equity market levels. Management fees increased 1% compared to 2Q19 primarily driven by higher average U.S. equity market levels, day count and inflows.

Foreign exchange trading services decreased 1% compared to 3Q18 due to lower market volatility, and increased 4% compared to 2Q19 primarily due to higher market volatility and FX volumes.

Securities finance decreased 9% compared to 3Q18 largely reflecting the 2H18 balance sheet optimization efforts and 8% compared to 2Q19 primarily due to the absence of 2Q19 seasonal activity.

Processing fees and other increased compared to 3Q18 largely reflecting CRD revenue contribution, which was acquired in 4Q18. Processing fees were down 15% compared to 2Q19 primarily driven by market-related adjustments and lower CRD revenue due to timing of new business and renewals. In 3Q19, CRD contributed $77 million of revenue(b).

Net interest income (NII) decreased 4% compared to 3Q18 primarily due to lower long-end rates and MBS premium amortization, as well as mix shift away from non-interest bearing deposits. NII increased 5% compared to 2Q19 primarily due to the episodic market-related benefits, higher client repo activity, and active deposit management, partially offset by lower long-end rates. Net interest margin (NIM)(d) decreased 6 basis points compared to 3Q18 due to lower NII, partially offset by a decrease in interest-earning assets. Compared to 2Q19, NIM increased 4 basis points driven by higher NII and a larger investment portfolio, partially offset by balance sheet growth.

(b) See In This News Release for an explanation and reconciliation of CRD standalone and consolidated revenues and expenses.
(d) NIM is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

EXPENSES

(Dollars in millions)	3Q19	2Q19	3Q18	% QoQ		% YoY
Compensation and employee benefits	$1,083	$1,084	$1,103	(0.1)%		(1.8)%
Information systems and communications	376	365	332	3.0		13.3
Transaction processing services	254	245	248	3.7		2.4
Occupancy	113	115	110	(1.7)		2.7
Acquisition and restructuring costs	27	12	—	125.0		nm
Amortization of other intangible assets	59	59	47	—		25.5
Other	268	274	251	(2.2)		6.8
Total Expenses	$2,180	$2,154	$2,091	1.2		4.3

Effective tax rate	19.2%	18.1%	14.5%	110	bps	470	bps

Total expenses were up 4% from 3Q18 primarily reflecting notable items and CRD expenses. Total expenses increased 1% compared to 2Q19 driven by notable items and technology infrastructure investments. Excluding notable items and CRD expenses, total expenses were down 1% compared to 3Q18 and 2Q19.

Compensation and employee benefits decreased 2% compared to 3Q18 driven by savings from resource discipline and process re-engineering initiatives, partially offset by the impact of CRD. Compensation and employee benefits were flat compared to 2Q19.

Information systems and communications increased 13% compared to 3Q18 and 3% compared to 2Q19 largely reflecting technology infrastructure investments.

Transaction processing services increased 2% compared to 3Q18 and 4% compared to 2Q19 both primarily due to higher business volumes.

Occupancy increased 3% compared to 3Q18 primarily reflecting the expansion of lower-cost locations in 4Q18 and CRD. Occupancy expense was down 2% compared to 2Q19.

Amortization of other intangible assets increased 26% compared to 3Q18 primarily due to the CRD acquisition. Amortization of other intangible assets was flat compared to 2Q19.

Other expenses increased 7% compared to 3Q18 primarily reflecting higher notable legal and related expenses, partially offset by lower professional fees. Compared to 2Q19, other expenses decreased 2% due to lower professional services costs, partially offset by the higher legal and related expenses.

The effective tax rate in 3Q19 was 19.2% compared to 14.5% in 3Q18 and 18.1% in 2Q19.  Compared to 3Q18, the effective tax rate increased primarily due to the absence of a 3Q18 adjustment to the estimated impact of 2017 tax legislation changes originally estimated in 4Q17. Compared to 2Q19, the effective tax rate increased due to the lesser impact of tax advantaged investments.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital ratios for State Street Corporation.

September 30, 2019	3Q19	2Q19	3Q18
Basel III Standardized Estimated:
Common Equity Tier 1 ratio	11.3%	11.5%	13.0%
Tier 1 capital ratio	14.7	14.9	16.4
Total capital ratio	15.3	15.5	17.2

Tier 1 leverage ratio	7.4	7.6	8.1
Supplementary leverage ratio	6.6	6.7	7.1

Standardized CET1, Tier 1 and Total Capital ratios as well as Tier 1 Leverage ratio and SLR were down compared to 3Q18 as a result of the timing of the CRD acquisition, and largely flat as compared to 2Q19.

Returned approximately $690 million to shareholders in 3Q19 consisting of $500 million in common share repurchases and approximately $190 million in common share dividends. Repurchased 9.4 million common shares in 3Q19 and declared 3Q19 quarterly common share dividend of $0.52 per share, an increase of 11% from the 2Q19 dividend.

Preliminary estimated average liquidity coverage ratio (LCR) for State Street Corporation of approximately 110% at quarter-end.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, October 18th, 2019, at 10:00 a.m. EST, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (866) 211-3118 inside the U.S. or at (647) 689-6605 outside of the U.S. The Conference ID# is 8237248.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 8237248.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 3Q19, State Street expects to publish its updates during the period beginning today and ending on or about November 15, 2019.

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $32.90 trillion in assets under custody and administration and $2.95 trillion* in assets under management as of September 30, 2019, State Street operates globally in more than 100 geographic markets and employs approximately 40,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $44 billion as of September 30, 2019), for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:

•
Expenses are sometimes presented excluding notable items, seasonal and CRD expenses. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures and CRD expenses. The 2019 expense savings program is stated on a gross basis.

•
For 3Q19, CRD standalone results include revenue of $85 million, operating expenses of $56 million and pre-tax income of $29 million, which includes $4 million of revenue associated with affiliates, including SSGA. On a consolidated basis, CRD contributed $81 million, including $77 million in Processing fees and other revenue and $4 million in FX trading services. CRD annual contract value bookings represent signed annual recurring revenue contract value. CRD annual contract value bookings of $5 million includes $0 million of bookings with affiliates, including SSGA.

•
New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.

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New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of September 30, 2019. Generally, our servicing fee revenues are affected by several factors including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins, as the amount of revenue associated with AUC/A can vary materially. The $1 trillion of investment servicing new business mandates announced for 3Q19 was driven by an accounting mandate for an existing large asset manager client. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.

•
State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times. State Street's $2 billion common stock repurchase authorization was effective beginning July 1, 2019 and covers the period ending June 30, 2020. Stock purchases may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, type of transaction and number of shares purchased will depend on several factors, including market conditions and State Street’s capital position, its financial performance, the amount of common stock issued as part of employee compensation programs and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time.

•
2019 expense program savings stated on a gross basis. Process re-engineering and automation savings, as presented in this News Release, can include high-cost location workforce reductions, reducing manual/bespoke activities, reducing redundant activities, streamlining operational centers and moves to common platforms/retiring legacy applications. Resource discipline benefits, as presented in this News Release, can include reducing senior management headcount, rigorous performance management, vendor management and optimization of real estate.

•	Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

•
During the first quarter of 2019, we voluntarily changed our accounting method under the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 323, Investments - Equity Method and Joint Ventures, for investments in low income housing tax credit from the equity method of accounting to the proportional amortization method of accounting. This change in accounting method has been applied retrospectively to all prior periods. Refer to the Form 8-K filed on March 5, 2019 for further details.

•
Standardized CET1, Tier 1 and Total capital ratios were binding for the period. See Addendum included with this News Release for additional information. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in basis.

•	All earnings per share amounts represent fully diluted earnings per common share.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

•
Return on tangible equity is determined by dividing annualized, year-to-date net income available to common equity by total tangible common equity. Refer to the Addendum included with this News Release for details.

•	Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.

•	"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes "Assets Under Custody"; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.

•	"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

•	Industry data is provided for illustrative purposes only and is not intended to reflect State Street's or its clients' activity.

◦
Investment Company Institute (ICI) data includes funds not registered under the Investment Company Act of 1940. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while exchange-traded fund (ETF) data represents net issuance, which is gross issuance less gross redemptions. Data for mutual funds that invest primarily in other mutual funds and ETFs that invest primarily in other ETFs were excluded from the series. ICI classifies mutual funds and ETFs based on language in the fund prospectus.

◦
Broadridge flows data © Copyright 2019, Broadridge Financial Solutions, Inc. Funds of funds have been excluded from Broadridge data (to avoid double counting). Therefore, a market total is the sum of all the investment categories excluding the three funds of funds categories (in-house, ex-house and hedge). ETFs are included in Broadridge’s database on mutual funds, but this excludes exchange-traded commodity products that are not mutual funds.

◦
The long term fund flows reported by ICI are composed of North America Market flows mainly in Equities, Hybrids and Fixed Income Asset Classes. The long term fund flows reported by Broadridge are composed of EMEA Market flows mainly in Equities, Fixed Income, and Multi Asset Classes.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;

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increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

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the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and foreign exchange rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to processing fees and other revenues;

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the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

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the level, volatility and uncertainty of interest rates; the expected discontinuation of Interbank Offered Rates (IBORs) including LIBOR; the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses; the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

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our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as UCITS V, the Money Market Fund Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

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adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

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requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

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changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

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economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;

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our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;

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the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions or penalties imposed by governmental authorities;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate resiliency and business continuity into our systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;

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our ability to address threats to our information technology infrastructure and systems (including those of our third-party service providers), the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely, controls regarding the access to, and integrity of, our and our clients' data, and complexities and costs of protecting the security of such systems and data;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

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the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;

•	the potential for losses arising from our investments in sponsored investment funds;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

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changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses, including, without limitation, our acquisition of Charles River Development, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to integrate Charles River Development's front office software solutions with our middle and back office capabilities to develop a front-to-middle-to-back office platform that is competitive, generates revenues in line with our expectations and meets our clients' requirements;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2018 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.